SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated May 13, 2020 between
Roundhill Financial Inc.
and
Exchange Traded Concepts, LLC
and
LISTED FUNDS TRUST

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, calculated daily and paid monthly, at an annual rate based on the accumulative average daily net assets of each fund that ETC sub-advises and Roundhill is the Investment Adviser (or the Fund Sponsor), and subject to a minimum annual fee as follows:

Minimum Annual Fee	Asset-Based Fee
$15,000	4 bps (0.04%) on the first $200 million 3.5 bps (0.035%) on the next $800 million 3 bps (0.03%) on the next $1 billion 2.5 bps (0.025%) on the balance over $2 billion

Current series of the Trust covered by this Sub-Advisory Agreement
Roundhill Video Games ETF	Roundhill Cannabis ETF
Roundhill Sports Betting & iGaming ETF	Roundhill S&P Global Luxury ETF
Roundhill Ball Metaverse ETF	Roundhill Alerian LNG ETF
Roundhill MEME ETF	Roundhill Non-Profitable Tech ETF
Roundhill IO Digital Infrastructure ETF	Roundhill Short Non-Profitable Tech ETF

Continued on next page

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net aggregated assets under management in all of the Roundhill Big exchange traded funds sub-advised by the Sub-Adviser, in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
Roundhill BIG Tech ETF
Roundhill BIG Airlines ETF
Roundhill BIG Defense ETF
Roundhill BIG Bank ETF
Roundhill BIG Oil ETF
Roundhill BIG Railroad ETF
Roundhill BIG Pharma ETF
Roundhill BIG Homebuilders ETF
Roundhill BIG Retail ETF	$20,000 for the first fund in the Roundhill Big family and $15,000 for all subsequent funds in the Roundhill Big family

	If a fund’s net assets are not sufficient to provide for the minimum fees from the unitary management fee, the additional payment from the Sponsor is reflected as additional revenue.	4.0 bps on $0 - $200 million 3.5 bps on > $200 million - $1 billion 3.0 bps on > $1 billion - $2 billion 2.5 bps on > $2 billion
IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of June 7, 2023.

ROUNDHILL FINANCIAL INC. By: /s/ Will Hershey Name: Will Hershey Title: Chief Executive Officer
EXCHANGE TRADED CONCEPTS, LLC By: /s/ J. Garrett Stevens Name: J. Garrett Stevens Title: Chief Executive Officer
LISTED FUNDS TRUST By: /s/ Kent Barnes Name: Kent P. Barnes Title: Secretary